Exhibit 3.1

Amended and Restated

CERTIFICATE OF INCORPORATION
OF
Hill International, Inc.

I.

The name of this corporation is Hill International, Inc.

II.

The address of the registered office of this corporation in the State of Delaware shall be 3411 Silverside Road, Tatnall Building No. 104, City of Wilmington, County of New Castle, 19810 or in such other location as the Board of Directors may from time to time determine or the business of this corporation may require. This corporation’s registered agent for service of process at such address is United Agent Group Inc.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is 1,000, each having a par value of $0.001.

V.

A.                The management of the business and the conduct of the affairs of this corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the bylaws.

B.                 Directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Each director shall hold office either until the expiration of the term for which elected or appointed and until a successor has been elected and qualified, or until such director’s death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C.                No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election.

D.                Subject to any limitations imposed by applicable law, the Board of Directors or any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of this corporation entitled to vote generally at an election of directors.

E.                  The Board of Directors is expressly empowered to adopt, amend, or repeal the bylaws of this corporation. The stockholders shall also have power to adopt, amend, or repeal the bylaws of this corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of this corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of this corporation entitled to vote generally in the election of directors, voting together as a single class.

F.                 Unless and except to the extent that the bylaws of this corporation shall so require, the election of directors of this corporation need not be by written ballot.

VI.

A.                The personal liability of the directors to this corporation or its stockholders for monetary damages for any breach of a fiduciary duty as a director shall be eliminated to the fullest extent permitted under applicable law.

B.                 This corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any director, officer, or agent of this corporation (and any other persons to which applicable law permits this corporation to provide indemnification) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of this corporation. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C.                Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any officer or director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

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